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                                                                   Exhibit 10(m)


                              AVATAR HOLDINGS INC.
                               255 Alhambra Circle
                           Coral Gables, Florida 33134


                                December 7, 1998


Mr. Gerald D. Kelfer
c/o Avatar Holdings Inc.
255 Alhambra Circle
Coral Gables, Florida  33134

                           Re:  SUCCESS FEE

Dear Mr. Kelfer:

                  We are writing to confirm our agreement with you as to a success fee to be paid to you in the event of the separate sale ("Sale") of at least a principal part of our Utilities businesses ("Utilities Businesses"), in a single transaction or series of transactions, but not as part of a sale of the Company (by merger, consolidation, sale of all or substantially all of its assets, sale of control or other means).

                  You agree to advise, assist and represent the Company in connection with the Sale of the Utilities Businesses, including but not limited to (i) identifying, introducing and consulting as to strategy for initiating discussions with, potential purchasers, (ii) assisting in structuring the transaction, (iii) participating actively in any negotiation of the terms and conditions of the transaction, (iv) assisting in the preparation of definitive documentation, and (v) assisting the Company to close the transaction, in each case to the extent requested and in the manner directed by the Company.

                  For your services, the Company agrees to pay you a Success Fee (as defined below) in cash within 30 days after the closing of the Sale of its Utilities Businesses if all of the following conditions are satisfied:

                  1. The Sale transactions close no later than December 31, 1999.

                  2. You shall have performed the services required of you to the reasonable satisfaction of the Company as determined by the Executive Committee of the Board of Directors of the Company (without your participation).




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Mr. Gerald D. Kelker
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                  The Success Fee shall equal: (i) $1,000,000, if the
Transaction Price is $175,000,000 or more; (ii) $800,000, if the Transaction Price is $150,000,000 or more but less than $175,000,000; or (iii) $0 (zero), if the Transaction Price is less than $150,000,000. For purposes of this agreement, Transaction Price shall mean the price paid by the buyer for such business (I.E., the gross price without regard to any debt or liability assumed by the buyer). The Transaction Price will be determined by the Executive Committee of the Board of Directors of the Company (without your participation).

                  It is understood that if you receive a Success Fee in the amount of $800,000 on account of the Sale of some of the Utilities Businesses, and subsequently, additional segments of the Utilities Businesses are sold such that the Transaction Price for those Sales when aggregated with such prior sale is $175,000,000 or more, then you shall be entitled to receive an additional $200,000 (I.E., the full $1,000,000 Success Fee), provided that each of the two conditions stated above are satisfied at that time.

                  The Company reserves total and unrestricted control of any such transaction including, without limitation, the right not to enter into or consummate any such transaction (irrespective of the reason therefor), to determine the Transaction Price and other terms and the value of any non-cash consideration. Your entitlement to the Success Fee is dependent on the actual closing of the transactions without regard to the reason for a failure or inability to close.

                  No provision of this agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by you and by the Company. This agreement constitutes the complete understanding between the parties with respect to this matter, and no agreements or representations, oral or otherwise, express or implied, with respect to this matter hereof have been made by either party which are not set forth expressly in this agreement.

                  The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of Florida.



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Mr. Gerald D. Kelker
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                  For the purposes of this agreement, notices and all other
communications provided for shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: (i) if to you: c/o Avatar Holdings Inc., 255 Alhambra Circle, Coral Gables, Florida 33134;
(ii) if to the Company: Avatar Holdings Inc., 255 Alhambra Circle, Coral Gables, Florida 33134, Attention: Chairman of the Board; or (iii) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  The Company may terminate this agreement in the event you cease to be employed by the Company as its President and Chief Executive Officer. If the Company so terminates this agreement, the Company shall not be obligated to pay you a Success Fee.

                  This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  If the foregoing is satisfactory, would you please so indicate by signing and returning to the Company the enclosed copy of this letter whereupon this will constitute our agreement on the subject.

                                            AVATAR HOLDINGS INC.

                                            By: /s/ LEON LEVY
                                                -------------------------------
                                                Leon Levy
                                                Chairman of the Board

ACCEPTED AND AGREED TO:


/s/ GERALD D. KELFER
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    Gerald D. Kelfer